Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, January 20, 2023 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of January 31, 2023, and payable on February 14, 2023, in the amount of $859,260.12 ($0.070629 per Trust Unit), based principally upon production during the month of November 2022.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	26,948	898	33,185	1,106	$83.57	$5.32
Prior Month	28,298	913	32,584	1,051	$85.53	$6.81

Oil cash receipts for the properties underlying the Trust totaled $2.25 million for the current month, a decrease of $0.17 million from the prior month’s distribution period. This decrease was due to a decrease in oil prices and sales volumes.

Natural gas cash receipts for the properties underlying the Trust totaled $0.18 million for the current month, a decrease of $0.04 million from the prior month’s distribution period. This decrease was due to a decrease in natural gas prices.

Total direct operating expenses, including marketing, lease operating expenses and workover expenses, were $0.87 million reflecting a $0.10 million increase from the prior month. Severance and ad valorem taxes were $0.18 million.

Capital expenses this month were $0.45 million, an increase of $0.11 million from the prior month’s distribution. Boaz Energy reports the increase in capital expenses this month was primarily related to completion of a re-entry project in the Permian Abo area.

Boaz Energy informed the Trust that this month’s net profits calculation included the application of $252,000 net to the Trust of funds previously reserved by Boaz Energy to cover future capital obligations and expenses.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions, advancements or recoupments from distributions, and statements regarding Boaz Energy’s operations and the resulting impact on the computation of the Trust’s net profits. The amount of cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by volatility in commodity prices, oversupply and the economic effects of the COVID-19 pandemic. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Argent Trust Company, Trustee
Ron E. Hooper, SVP Royalty Trust Management
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com